Exhibit 99.1

Springbig Expands Executive Team
with Strategic Hires to Drive Next Phase of Growth

BOCA RATON, Fla., May 08, 2025 (GLOBE NEWSWIRE) -- Springbig (OTCQB: SBIG), a leading provider of marketing automation software and customer loyalty solutions, is excited to announce the addition of three seasoned executives to its leadership team. These strategic hires reflect the company’s commitment to continued growth, innovation, and operational excellence as it scales its SaaS platform and services across North America.

Springbig also recently announced that Jaret Christopher has joined the company as its new CEO & President and has been appointed to its Board of Directors. Jaret is a highly accomplished technology entrepreneur with over 25 years of experience building high-growth vertical SaaS companies. He has led multiple successful exits, including transactions to WM Technology, Ellie Mae (acquired by Thoma Bravo), and DBusiness, a data and lead-gen platform backed by Wasserstein Perella & Co. and Tribune Ventures. His deep expertise in SaaS, AI, CRM, MarTech, and Analytics makes him a major addition to the leadership team. A proven and visionary executive, Jaret’s track record of scaling software businesses and delivering innovation in regulated and complex industries significantly strengthens Springbig’s position for future growth.

James Cabral joins as Chief Operating Officer, bringing a wealth of experience in leading high-performance go-to-market teams. With a track record of success at both early-stage startups and large public companies, James most recently served as Chief Operating Officer at Warehouse Exchange. There, he oversaw sales, marketing, and operations for a platform dedicated to optimizing commercial real estate usage. Prior to that, he held key executive roles at Gordian—where he led the RSMeans division through its acquisition by Fortive—and OneSource, where he played a pivotal role in guiding the company through a successful acquisition.

Jason Moos joins Springbig as Chief Financial Officer, with over 20 years of financial and operational leadership, succeeding Paul Sykes, who has stepped down from the role. Jason previously served as CFO at Fleetworthy Solutions, where he led two major acquisitions and expanded the company’s market presence in the fleet software sector. He also held senior leadership roles over 12 years at SMS Assist, where he was instrumental in scaling the company’s revenue by over 1500% and driving one of the largest private-to-private deals in proptech history. Jason is a CPA and a graduate of Miami University, with a deep background in M&A, financial strategy, and operational growth.

David Schachter has been appointed Vice President of Business Development, further strengthening Springbig’s customer acquisition and partnership strategy. A successful entrepreneur and sales executive, David brings over a decade of experience in CRM and SaaS, including co-founding Vice CRM and playing a founding role at Sprout CRM, which was acquired by WM Technology. His deep network and expertise in regulated industries will be vital as Springbig continues to expand its reach.

“These hires reflect our ongoing commitment to building a world-class team capable of scaling Springbig to new heights,” said Jaret Christopher, CEO & President of Springbig. “James, Jason, and David each bring exceptional leadership, deep industry expertise, and proven track records of success. I am thrilled to welcome them aboard as we continue our mission to deliver innovative, results-driven marketing solutions to regulated industries and beyond.”

Springbig’s enhanced leadership team positions the SaaS company to accelerate its product innovation, scale operations, and deepen relationships with clients and partners across the rapidly evolving MarTech ecosystem.

About Springbig

Springbig (OTCQB: SBIG) is a leading provider of marketing solutions, customer loyalty programs, and omnichannel communication technology for retailers and brands. With a powerful suite of CRM and marketing automation tools, Springbig helps businesses grow customer retention, increase revenue, and drive engagement in regulated markets.

Contact:

Gabby Marazzi
gmarazzi@springbig.com